Exhibit 10.1

TURTLE BEACH CORPORATION

EXECUTIVE SEVERANCE POLICY

INTRODUCTION

The purpose of this policy is to enable Turtle Beach Corporation and its affiliates (together, the “Company”) the ability to offer certain protections to executives of the Company if their employment is involuntarily terminated without Cause (excluding death or Disability). Accordingly, to accomplish this purpose, the Company has adopted this Policy, effective as of July 28, 2026 (the “Effective Date”).

ARTICLE I

DEFINITIONS

For purposes of the Policy, capitalized terms and phrases used herein shall have the meanings ascribed in this Article I.

1.1 “Base Salary” shall mean a Participant’s annual base compensation rate for services paid by the Company at the time immediately prior to the Participant’s termination of employment, as reflected in the Company’s payroll records.

1.2 “Cause” has the meaning assigned to it for purposes of the employment agreement applicable to the Participant. If there is no employment agreement or if the employment agreement contains no such term, “Cause” shall mean the occurrence of any of the following as determined by the Company in its good-faith discretion: (i) the Participant’s willful misconduct or gross negligence in the performance of the Participant’s duties to the Company; (ii) the Participant’s failure to follow the lawful directives of the Company (other than as a result of death or Disability); (iii) the commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Participant’s willful failure to cooperate in any material audit or investigation of the business or financial practices of the Company; (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities, regardless of location; (vi) the Participant’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (vii) a breach of any agreement between the Participant and the Company, or a violation of the Company’s code of conduct or other written policy. For purposes of the Policy, the Company shall have the authority to determine, in its good-faith discretion, whether a Cause event has occurred, and any such determination shall be final, conclusive and binding upon all parties.

1.3 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.4 “Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

1.5 “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.6 “Disability” has the meaning assigned to it for purposes of the employment agreement applicable to the Participant. If there is no employment agreement or if the employment agreement contains no such term, “Disability” shall mean a Participant’s disability that would qualify as such under the Company’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.7 “Participant” shall mean any individual who has been continuously employed at the Company for at least twelve (12) months (measured based on the most recent date of hire, as applicable) and is either (a) the Chief Executive Officer of the Company or (b) an employee who is a direct report to the Chief Executive Offer of the Company and has been designated as a Participant in the Policy pursuant to a Notice of Participation substantially in the form attached as Exhibit A hereto.

1.8 “Policy” shall mean this Turtle Beach Corporation Executive Severance Policy, as amended from time to time in accordance with the terms and conditions hereof.

1.9 “Specified Employee” shall mean a Participant who, as of the date of such Participant’s “separation from service,” within the meaning of Code Section 409A, is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time in accordance therewith, or if none, the default methodology set forth therein.

ARTICLE II

SEVERANCE BENEFITS

2.1 Eligibility for Severance Benefits. (a) Qualifying Event. Upon a Participant’s termination of employment by the Company without Cause (excluding death or Disability) then, subject to the provisions of Section 2.3 through 2.6 hereof, the Company shall pay or provide the Participant with the Severance Benefits.

(b) Non-Qualifying Events. Unless otherwise provided by the Company at the time of termination, a Participant shall not be entitled to the Severance Benefits if the Participant’s employment is terminated (i) by the Company for Cause, (ii) by the Participant for any reason, (iii) on account of the Participant’s death or Disability or (iv) for any reason other than as expressly specified in Section 2.1(a) hereof.

2.2 Amount of Severance Benefits. Subject to the provisions of Sections 2.3 through 2.6 hereof, and unless otherwise determined by the Company at the time of termination, in the event that a Participant becomes entitled to benefits pursuant to Section 2.1(a) hereof, the Company shall pay or provide the Participant with the benefits described in this Section 2.2 which shall be referred to herein as the “Severance Benefits”. The Company shall pay the Participant (i) three (3) months of such Participant’s Base Salary, paid in accordance with the Company’s normal payroll schedule, (ii) reimbursement of up to $3,000 in outplacement services, in all cases subject to all applicable withholding taxes and, (iii) subject to the Participant’s timely election of continuation coverage under COBRA, and the continued copayment of the Participant’s premiums by the Participant at the same level as if the Participant remained employed by the Company, three (3) months of continued participation in the Company’s group health plan and reimbursements for the employer portion of COBRA premiums, provided that the Participant is eligible and remains eligible for COBRA coverage; provided however that, in the event that, at the time of any such termination of a Participant’s employment under Section 2.1(a) hereof, such Participant has at least twelve (12) full years of service with the Company, the payments and benefits that such Participant would receive pursuant to Sections 2.2(i) and 2.2(iii) hereunder shall be increased from three (3) to four (4) months, subject to all of the terms and conditions hereof. Notwithstanding anything to the contrary, in the event that the Participant obtains other employment that offers group health benefits, such continuation of coverage by the Company under Section 2.2(iii) shall immediately cease. Such Severance Benefits shall be reduced (offset), on a dollar-for-dollar basis, but not below $0, by (x) first, any statutory entitlements of the Participant (including notice of termination, termination pay and/or severance pay, but excluding statutory unemployment benefits), and any payment related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act of 1988 or similar state, local or foreign law and (y) second, subject to Section 4.6 hereof, by any specific severance payments and benefits pursuant to any then effective agreement by and between a Participant and the Company (each, an “Individual Severance Agreement”); provided that, subject to Section 4.6 hereof, the foregoing shall mean that a Participant with an Individual Severance Agreement shall be entitled to receive the payments and benefits under the Individual Severance Agreement before receiving any corresponding payment or benefit under the Policy, and then, to the extent that the aggregate corresponding payments and benefits under the Policy that such Participant would have received had no such Individual Severance Agreement been in place at the time of the qualifying termination exceed the severance payments and benefits to which the Participant is entitled under the Individual Severance Agreement, the Participant shall be entitled to receive such excess payments and benefits under the Policy in accordance with all of the terms and conditions of the Policy.

2.3 No Duty to Mitigate. Except as provided in Section 2.3 hereof, no Participant entitled to receive the Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Company pursuant to the Policy. In the event of the Participant’s breach of any provision hereunder, including, without limitation, Sections 2.4, 2.5 or 2.6 hereof, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

2.4 Release Required. Any amount payable pursuant to the Policy shall be conditioned upon the Participant’s execution and non-revocation of a release of all claims of any kind whatsoever that the Participant has or may have against the Company and its officers, directors and employees and other related parties, known or unknown, as of the date of termination of employment occurring up to the release date, on a form satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

2.5 Restrictive Covenants. In consideration for the payment of the Severance Benefits under the Policy, a Participant’s rights with respect to payment of the Severance Benefits under the Policy shall be subject to the Participant’s compliance with any non-competition, non-solicitation or other restrictive covenants that may be contained in any employment agreement, restrictive covenants agreement or other agreement between the Company and the Participant, whether entered into prior to, on or following the Effective Date. In addition to any means at law or equity available to enforce such restrictive covenants (including, without limitation, injunctive relief), the Participant shall be required upon a breach of any such restrictive covenant to forfeit the Participant’s rights with respect to any Severance Benefits hereunder and to repay to the Company any amounts previously paid to the Participant hereunder.

2.6 Cooperation. By accepting the Severance Benefits hereunder, subject to the Participant’s other commitments, the Participant agrees to be reasonably available to cooperate with the Company and provide information as to matters which the Participant was personally involved, or has information on, during the Participant’s employment with the Company and which are or become the subject of litigation or other dispute.

ARTICLE III

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Policy at any time.

ARTICLE IV

MISCELLANEOUS

4.1 Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company as an employee in any other capacity or to interfere with the Company’s right to discharge such Participant at any time for any reason whatsoever.

4.2 Payment Not Salary. Any Severance Benefits payable under the Policy shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which the Participant may be entitled under any pension plan or other arrangement of the Company maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

4.3 Severability. In case any provision of the Policy shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Policy shall be construed and enforced as if such illegal and invalid provision never existed.

4.4 Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Policy. In lieu thereof, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Company may prescribe.

4.5 Governing Law. To the extent legally required, the Code shall govern the Policy and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Policy to comply therewith. To the extent not governed by the Code, the Policy shall be governed by the laws of the State of Nevada, without regard to the choice of law principles thereof.

4.6 Code Section 409A.

(a) General. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Policy is intended to either comply with, or be exempt from, the requirements of Code Section 409A. To the extent that the Policy is not exempt from the requirements of Code Section 409A, the Policy is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A (or any similar state or local law) or for damages for failing to comply with Code Section 409A (or any similar state or local law).

(b) Separation from Service; Specified Employees. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Policy providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” for purposes of Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on the date of termination to be a Specified Employee, then with regard to any payment or the provision of any benefit under the Policy that is specified as subject to this Section or that is otherwise considered deferred compensation under Code Section 409A payable on account of a “separation from service” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 4.6(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum (without interest or other adjustment for the time value of money), and any remaining payments and benefits due under the Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Other Code Section 409A Matters. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Policy shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Policy specifies a payment period with reference to a number of days (e.g., “payment shall be made within fifteen (15) days following the date of such qualifying termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of the Policy to the contrary, in no event shall any payment or benefit under the Policy that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A offset or be subject to offset by any other amount or benefit unless otherwise expressly contemplated by the Policy and permitted by Code Section 409A.

(d) Coordination with Requirements of Code Section 409A. Notwithstanding any other provision herein to the contrary, no payment or benefit hereunder that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A shall be subject to deferred or accelerated payment, or cause the deferral or acceleration of any other payment or benefit that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, whether payable or provided under the Policy or otherwise, to the extent that it would result in adverse tax consequences to the applicable Participant under Code Section 409A.

4.7 Policy Interpretation. The Company shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Policy and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Policy.

EXHIBIT A

NOTICE OF PARTICIPATION

To:

Date:     , 202[]

You have been designated as a Participant in the Turtle Beach Corporation Executive Severance Policy (the “Policy”), a copy of which is attached hereto. The terms and conditions of your participation in the Policy are as set forth in the Policy.

TURTLE BEACH CORPORATION

By:

Name:

Title:

ACKNOWLEDGEMENT

I hereby acknowledge that (i) I have received and reviewed a copy of the Policy, and (ii) my participation in the Policy is subject in all respects to the terms and conditions of the Policy.

Dated: , 202[]
Participant’s Signature

A-1